                                            MEMORANDUM OF UNDERSTANDING

         THIS MEMORANDUM OF UNDERSTANDING ("MOU") is being entered into as of April 9, 2001, by and among the
California Department of Water Resources ("CDWR") separate and apart from its powers and responsibilities with respect to the State Water Resources Development System, and Southern California Edison Company, a California
corporation ("SCE"), and, as to Sections 5, 8 and 12, Edison International, a California corporation ("EIX").

1.       Purpose

         The purposes of this MOU are to:

o        Set forth the understandings reached by the parties above (the "Parties") about a plan (the "Plan") to provide affordable and reliable electricity to customers of SCE by, among other things, maintaining the output of SCE's retained generation on a cost-of-service basis, providing for
         CDWR or another authorized agency of the State of California (the "State") to acquire SCE's transmission system (or certain other assets if the sale of the transmission system is not consummated under certain circumstances) (the "Transmission Sale"), dedicating a new generating facility owned by an EIX company to cost-of-service based rates for at least 10 years, and providing for easements and potential conveyances in fee of certain lands described herein to ensure the long-term conservation of these lands for their public interest value; and

o        Provide a framework for the timely implementation of those understandings; and

o        As part of that implementation, provide for the resolution of certain claims which SCE has asserted against the State of California and certain agencies and subdivisions thereof.

         It is expressly understood that the Parties will act in good faith to implement all the elements of this
MOU, and that the Governor of the State of California has endorsed such implementation.  Such implementation shall include seeking to obtain the consents and authorizations contemplated herein.  In addition, it is expressly understood that there is no intention to change SCE's continuing to be a public utility that is subject to the jurisdiction of the California Public Utilities Commission (the "CPUC").  The Parties recognize, in order for a number of the initiatives contemplated by this MOU to be fulfilled, certain actions and approvals will need to be obtained by SCE from the CPUC in an appropriate proceedings.  Those actions and approvals are referred to herein as the "CPUC Implementing Decisions."  Inasmuch as the CPUC is an independent regulatory agency which may within its discretion determine to adopt or not adopt the actions and approvals that are described herein as
"CPUC Implementing Decisions," this MOU provides for certain rights on the part of SCE to terminate the implementation of this MOU in the event that the CPUC does not adopt all of the actions and approvals expressly characterized herein as "CPUC Implementing Decisions" within the period of sixty (60) days after the date of the execution of this MOU by all Parties.

         Subject to legislation that may be adopted implementing this MOU and to the CPUC Implementing Decisions, nothing herein shall prohibit the CPUC from employing ratemaking and regulatory techniques, methods and standards that have been historically used and may be used or implemented in the regulation of public utilities.

         Nothing herein is intended to provide SCE with actual recovery of a cost more than once.  In such instance, if any, the CPUC is authorized to adjust rates to prevent multiple recovery of such cost.

2.       General Overview

         The Plan is comprised of the elements described in more detail in Sections 3 through 14 of this MOU.
The Plan will be implemented through a combination of the following:

o        Legislative action, including, but not limited to, authorizing CDWR or another State entity to acquire the SCE transmission assets and enter into and implement the applicable contracts and activities contemplated herein, and, as applicable or necessary, authorizing and/or directing the CPUC to take certain actions called for hereby;

o        Contracts directly between SCE and CDWR or other pertinent State agencies;

o        Regulatory decisions, including actions by the Federal Energy Regulatory Commission ("FERC") and the
         CPUC Implementing Decisions;

o        Entry of a stipulated judgment in, or other form of mutually acceptable disposition of, SCE's federal court lawsuit; and

o        Releases or assignments of mutually agreed upon identified claims by SCE against third parties subject to the conditions specified herein.

         The Parties agree that the elements of the Plan are an integrated package, and this MOU does not obligate any of the Parties to support any individual element separate from the entire package.  Further principles of implementation are set forth in Section 15, and agreed upon next steps are provided in Section 16.

         The proceeds from the transactions contemplated herein are intended to eliminate SCE's net undercollected amount as of January 31, 2001, as described herein. Accordingly, except as otherwise provided herein, proceeds received from the securitizations and Transmission Sale described herein will be applied to reduce payments due for the procurement of power that are included in, and indebtedness (and refinancings thereof) incurred by SCE to finance, the net undercollected amount.  In connection with the execution of the
Purchase and Sale Agreement (as defined in Section 4(b)), SCE will deliver to CDWR a schedule of sources and uses setting forth SCE's uses of the proceeds being applied to the net undercollected amount.

3.       Utility Retained Generation

         Subject to execution of the Definitive Agreements (as defined in Section 4(b)), adoption of the CPUC
Implementing Decisions, and adoption of the legislation contemplated hereby, SCE's generation assets, including all energy, capacity, ancillary services, and any combination thereof, to which SCE has a contractual right
(collectively "URG"), will be committed to cost-based ratemaking for SCE's bundled service customers, and SCE will not seek authority to sell such assets, through December 31, 2010.  In addition, SCE will operate its URG in accordance with good utility practices, subject to the further terms hereof.  SCE's URG includes its interests in
Units 2 and 3 of the San Onofre Nuclear Generating Station ("SONGS"), the Palo Verde Nuclear Generating Station
("PVNGS"), the Mohave Generating Station ("Mohave"), the Four Corners Generating Station ("Four Corners"), SCE's
hydroelectric facilities ("Hydro Facilities"), and the Pebbly Beach generating facility.  URG also includes, for their respective terms, power purchase contracts that SCE currently has, and other contractual rights that SCE currently has, to purchase energy, capacity, ancillary services and any combination thereof, from other utilities, power suppliers or qualifying facilities.  Consistent with the purposes of this paragraph, SCE will withdraw its pending application with the CPUC to sell its Mohave, PVNGS and Four Corners facilities.

         This MOU does not address any aspects of the status and ratemaking treatment of the URG or the ratemaking treatment therefore after December 31, 2010, and does not bind any party to any obligation or exempt any party from any requirement in respect thereof.

         In return, subject to execution of the Definitive Agreements, the adoption of the legislation contemplated hereby and the adoption or approval of the CPUC Implementing Decisions, SCE will be entitled to collect revenues sufficient to cover its costs from January 1, 2001, associated with its URG (and all costs for ancillary services or other ISO costs associated with CDWR's procurement of the net short allocated to SCE under
Section 10) on a timely basis, in accordance with the principles of cost-based ratemaking as applied in this
State.  In this regard, one of the CPUC Implementing Decisions shall be the adoption by the CPUC of procedures
(which may include one or more balancing accounts and trigger mechanisms) designed to ensure that any undercollection or overcollection of URG costs (provided that actual costs of utility-owned generation shall equal authorized costs, except for variable fuel costs) will be reconciled in a timely manner and that any undercollection can be financed on reasonable terms consistent with SCE being an investment grade credit (the
"URG Cost Recovery Mechanism").  The legislation necessary for the implementation of the Plan shall include legislation overriding any applicable limits in A.B. 1890 which may be inconsistent with the foregoing recovery principle.  For the period from January 1 through 31, 2001, SCE will be deemed to have recovered its costs associated with its URG through the operation of the Transition Cost Balancing Account ("TCBA"), except for depreciation and amortization that SCE shall recover as a capital-related cost as described below.

         Subject to the further provisions of this MOU respecting recovery of investments, and the ratemaking principles set forth herein, a CPUC Implementing Decision shall provide that SCE's costs associated with its URG will include, through December 31, 2010:

o        All customary categories of operating costs, including, but not limited to, fuel costs (fixed and variable), operations and maintenance expenses, costs of emissions credits (subject to the further provisions of Section 7), direct, joint and common administrative and general (A&G)
         costs (excluding non-site specific general plant, which shall be treated as a capital cost),

         taxes, scheduling and dispatch costs, congestion costs, ancillary service costs, and other transmission-related costs charged to generators.

o        For SONGS 2 and 3, other than transmission-related costs, operating costs will be recovered through 2003 through the existing Incremental Cost Incentive Procedure ("ICIP") and will be recovered without regard to the ICIP mechanism thereafter.

o        All reasonably recorded capital-related costs, including a full return on SCE's investment in used and useful URG (except as provided herein with respect to SONGS 2 and 3).  SCE's investment in URG will be set at the net book value of such assets on December 31, 2000, including site specific and non-site specific general plant and capital additions made after December 31, 1995, the costs of which have been reasonably and prudently incurred, together with their associated income tax regulatory receivable or payable, provided that the $129,783,000 of non-nuclear site-specific general plant and capital additions made after December 31, 1995 and described on a schedule that has been provided to CDWR and which have not to date been disapproved by the
         CPUC shall be allowed in SCE's rate base temporarily until the final approval or disapproval of such additions which shall be accomplished by the CPUC as soon as practicable.  Depreciation schedules will be based on the expected remaining useful life of each plant, fixed for this purpose for the period ending December 31, 2010 for SONGS 2 and 3 and PVNGS.  For purposes of this Section 3, "net book value" means the original cost recorded in SCE's books for a particular asset, less any accumulated depreciation or amortization plus any deferred or flow through taxes.  Assets that have been expensed shall not have a book value.

o        All reasonable and prudent incremental capital investments put into service after December 31, 2000.
         Such investments, including income taxes and a full return on investment, will be recovered in rates from the time they are placed in service.  Incremental investment which has not otherwise been expensed will be depreciated over the expected remaining useful life of the plant in question, which for purposes of SONGS 2 and 3 and PVNGS, will be determined by the remaining term of the applicable license for each plant, granted to SCE by the Nuclear Regulatory
         Commission ("NRC"), as such licenses may be extended by the NRC.  Notwithstanding anything to the contrary in this Section 3, through 2003 incremental capital expenditures for SONGS 2 and 3 will be recovered through the ICIP mechanism.

         Operating decisions, including dispatch decisions, maintenance practices, energy/capacity exchange decisions, and other operating practices shall be performed by SCE in a reasonable and prudent manner.

         Under current CPUC decisions, net revenues from PVNGS after 2001 and net revenues from SONGS 2 and 3 after 2003 are subject to a sharing mechanism whereby profits (as defined) are shared equally between shareholders and customers.  A CPUC Implementing Decision shall provide that such sharing mechanism, and all associated provisions for transfer of post-ICIP cost responsibility to SCE, will be eliminated through December
31, 2010.  The existing memorandum of understanding respecting SCE's Hydro Facilities will be rendered moot, and
SCE will withdraw its associated application under Public Utilities Code section 377.

4.       Transmission Sale

(a)      Purchase of Assets and Assumed Liabilities

         Subject to enabling legislation and the negotiation and execution of the pertinent contracts, CDWR, or another authorized State agency (the "Purchaser"), will purchase SCE's transmission system.

         Subject to the further provisions of this MOU, the Transmission Sale includes all of SCE's right, title, and interest to: (i) all transmission assets under ISO control; (ii) any other assets not under ISO control that are used exclusively in connection with transmission and included in SCE's FERC rates charged to SCE's bundled service customers, or, in the case of any such assets acquired after the date of such rates, includable in SCE's
FERC rates charged to SCE's bundled service customers; and (iii) related agreements and contracts.  The transmission assets shall also include rights to the real property associated with or held for use in connection with the transmission system ("Real Property") as well as other mutually agreed-upon assets and rights of SCE in assets which are subject to joint interests of other parties, including shared assets and rights, it being understood by the parties that the transmission assets to be acquired by the Purchaser, whether through the acquisition of assets to be exclusively owned by the Purchaser or through the acquisition of rights in shared assets, shall be sufficient for the Purchaser to acquire a functional transmission system capable of providing transmission services of the type that it has in the past, with sufficient rights to repair and upgrade the transmission system and to operate it efficiently and effectively.  It is also understood by the Parties that
SCE's transmission system has been built and operated on a fully integrated basis with SCE's distribution system and that the Purchaser's operation of the transmission system and SCE's operation of the distribution system will therefore necessarily involve mutually acceptable arrangements for the sharing by SCE and the Purchaser of certain systems and assets to avoid duplicative and potentially substantial costs to ratepayers and taxpayers.
To the extent the Purchaser desires physical separation of transmission assets from distribution assets, the costs of such separation, if feasible, will be borne by the Purchaser.  The Real Property and other assets included in the Transmission Sale are collectively referred to herein as, the "Purchased Assets."  Subject to the further provisions of this MOU, title transferred to the Purchaser will be the same as SCE's title, provided that the Purchased Assets will be transferred free and clear of liens and encumbrances securing SCE's indebtedness for money borrowed or other obligations of SCE not related to the transferred assets or (unless the same has been adjusted for in the purchase price or in prorations) not required to be assumed by the Purchaser hereunder;
provided, that the Definitive Agreements shall include provisions pursuant to which, if SCE is unable, after using commercially reasonable efforts, to obtain the release of any liens or encumbrances which it is responsible to release in connection with the sale of the Purchased Assets (other than liens or encumbrances securing indebtedness for borrowed money), then such failure shall not be a failure of the foregoing condition or otherwise a default on the part of SCE if SCE is diligently contesting such lien or encumbrance; SCE indemnifies the Purchaser from and against any liability, damage, cost or expense incurred by it on account thereof; and such lien or encumbrance has no material adverse effect on Purchaser's ownership or operation of a functional transmission system capable of providing transmission services of the type that it has in the past, with sufficient rights to repair and upgrade the transmission system and to operate it efficiently and effectively.

         SCE will retain all of its right, title and interest in and to its existing assets used exclusively in the operation of its non-transmission business, such as generation assets (other than designated assets specified in the Purchase and Sale Agreement, such as mutually agreed upon radial lines), assets used in SCE's distribution business, communications facilities, protection systems, control facilities and oil pipeline assets, and SCE will retain rights in other assets necessary for such businesses to continue to provide the services as they have in the past.  The Purchase and Sale Agreement will set forth the procedures and methods for transferring and retaining interests in assets that are to be shared by the Parties after the closing (because of the integrated nature of the transmission and distribution businesses), provided that each Party will be entitled to the economic benefit of its ownership or rights in a shared asset.  The Parties will in any event grant and reserve,

as appropriate, such licenses, easements and reciprocal easements as may be necessary or, in the reasonable judgment of the Parties, desirable, to permit the Parties to own, operate and maintain their respective assets and their interests therein.  Such licenses, easements and reciprocal easements shall, among other things, assure ingress, egress, access, utilities and support; permit maintenance, relocation, construction and alteration; and
protect against encroachment, all as provided for in the Definitive Agreements and subject to appropriate limitations and protections to be provided for therein.

         If, following the Transmission Sale, the Purchaser decides to explore the possible offer for sale of all or substantially all of the Purchased Assets (including all or substantially all of a larger transmission grid of which the Purchased Assets may then form a part) through a competitive bidding process, the Purchase and Sale
Agreement will provide to SCE a non-exclusive opportunity to bid for all, but not less than all, of the assets the Purchaser proposes to sell, on the same terms and conditions as may be applicable to the other bidders generally.

         The Purchase and Sale Agreement will contain mutually agreed upon representations and warranties, which will not include any representations and warranties regarding or related to the physical condition of the
Purchased Assets, but will include covenants regarding operations in the ordinary course. The assets will be sold to the Purchaser on an "AS IS, WHERE IS" and "WITH ALL FAULTS" basis, and the Purchaser will assume all liabilities to the extent related to the transferred assets, including all contractual obligations (including obligations to provide transmission service and, without limiting the parties' obligations under other provisions of this MOU, SCE's obligations under the Transmission Control Agreement with the ISO, if such assumption is required to transfer SCE's rights in the Purchased Assets or in order for SCE to be relieved of its ongoing obligations under the Transmission Control Agreement), environmental obligations, liabilities related to the operation of the assets and decommissioning obligations, subject to the following:

o        Recurring operating expenses will be subject to customary pro-ration as of the closing;

o        To the extent the cost of a liability has already been collected in rates by SCE, SCE will indemnify the
         Purchaser against such liability;

o        Liabilities for pending insured claims (including deductibles applicable thereto) will be retained by
         SCE;

o        SCE will assign its rights against insurers and third parties for liabilities assumed by the Purchaser and each Party will cooperate and assist the other in pursuing its rights against insurers and third parties related to assumed and retained liabilities, provided that if consent to such assignment is not received from insurers, then SCE will assign the insurance proceeds arising from such claims; SCE and the Purchaser will also negotiate provisions relating to the extension of claims periods under insurance policies related to the Purchased Assets, including provisions related to the cost thereof;

o        SCE will indemnify the Purchaser for environmental liabilities which are the "fault" of SCE, which term shall be as defined in the Purchase and Sale Agreement (it being understood that liabilities related to EMF will be assumed by the Purchaser, except for EMF-related liabilities for which SCE would retain responsibility under the preceding bulleted provisions of this Section and the last two bulleted provisions of this Section);

o        SCE will indemnify the Purchaser for other liabilities caused by SCE's gross negligence or willful misconduct prior to the Closing;

o        SCE will indemnify the Purchaser for pre-closing breaches of contract under contracts not assigned to the Purchaser;

o        Non-ordinary course operating contracts to be assumed by the Purchaser will be disclosed in schedules to the Definitive Agreements which have been approved by the Purchaser and SCE;

o        Material liabilities (to be defined in the Definitive Agreements) actually known to a responsible officer of SCE and to be assumed by the Purchaser will be disclosed in schedules to the Definitive Agreements which have been approved by the Purchaser and SCE;

o        The Purchaser will not assume liabilities for pre-closing taxes, pre-closing criminal violations, breaches of the Purchase and Sale Agreement or similar liabilities customarily excluded from "AS IS" transactions; and

o        The Purchaser will not assume liabilities to the extent related to the assets and interests retained by
         SCE.

         The authorizing legislation will provide that from and after the sale of the Purchased Assets, transmission costs will be charged to retail customers within the SCE service area by the Purchaser, and if requested, SCE will, as billing agent, bill such charges and remit to the Purchaser all amounts collected, less prorated uncollectibles.

(b)      Agreements; Form of Transaction

         In addition to a purchase and sale agreement for the Transmission Sale ("Purchase and Sale Agreement"),
the Purchaser and SCE would enter into certain related agreements as part of the transaction ("Related
Agreements").  These would include the following:

o        O&M Agreement - Pursuant to which the Purchaser, as the owner, shall have the right to make decisions commensurate with such interest, including the decisions to make upgrades and to establish budgets.  In addition, pursuant to the O&M Agreement, SCE will provide operations and maintenance including ordinary repairs and billing and collections services for a minimum term of three (3) years with renewal options exercisable by the Purchaser.  SCE would be compensated through a fee to be negotiated.  For work not included in the fee, SCE's charges will be determined in accordance with the O&M Agreement subject to audit by the Purchaser.  The
         Purchaser will be responsible for the costs of all capital improvements.  It is the intention of the Parties that the O&M Agreement be structured so that improvements thereunder can be financed by tax-exempt bonds to the extent reasonably practicable.

o        Transmission Service Agreements - Pursuant to which the Purchaser will agree to provide SCE with nondiscriminatory transmission service for its URG and will further agree to provide nondiscriminatory transmission service for other power being delivered to SCE's customers.

o        Facilities Services and Coordinated Operations Agreements - Pursuant to which the Parties will agree to the delineation of responsibilities and costs (including the sharing of capital improvement costs) related to certain interrelated or shared assets.

         The Purchase and Sale Agreement together with the agreements contemplated in Section 5 (power sale contract regarding Sunrise), Section 6 (grants of conservation property), and 7 (agreements regarding claims of third parties) of this MOU, and the agreement, if any, effectuating CDWR's obligations with respect to the net short as provided for in Section 10 are collectively referred to herein as the "Definitive Agreements."  The
Definitive Agreements shall include all terms and conditions contained in this MOU that are to be implemented contractually, except as the Parties may mutually agree. The descriptions herein of the Definitive Agreements are intended as a summary, and do not contain an exhaustive list of all provisions to be addressed in such agreements; and provided, further, that any additional terms and conditions shall not be inconsistent with the terms and conditions contained in this MOU, except as the Parties may mutually agree.

         The Definitive Agreements shall recognize that CDWR's actions as contemplated in this MOU shall be separate and apart from its powers and responsibilities with respect to the State Water Resources Development
System and that any and all obligations incurred and the funding for all such obligations and activities arising from this MOU or the Definitive Agreements shall be separate and distinct from the funds, monies, and obligations of the State Water Resources Development System.

(c)        Purchase Price

         The purchase price will be 2.3 times SCE's net book value for the Purchased Assets as of December 31,
2000, subject to verification of recorded amounts in accordance with provisions to be negotiated in the
Definitive Agreements and the adjustments noted below, plus the sum of (i) approximately $63 million of accelerated depreciation or similar tax benefits previously flowed through to ratepayers (grossed up for taxes payable on the recovery of such benefits in accordance with past ratemaking practices) and (ii) the transfer taxes payable in connection with the sale of the Purchased Assets.  For purposes of this Section 4, "net book value" means the original cost recorded in SCE's books for a particular asset, less any accumulated depreciation.  Assets that have been expensed shall not have a book value.  The Parties currently estimate that the unadjusted purchase price will be approximately $2.76 billion.  The purchase price will be subject to the following adjustments:

         (1)      To add the net book value at closing of reasonable and prudent capital additions made to the
                  Purchased Assets after December 31, 2000 to the extent not recovered in transmission rates prior to the closing, provided that capital additions approved by CDWR or the ISO and capital additions that are in process or planned and that are disclosed in a schedule to the Definitive
                  Agreements shall be deemed reasonable and prudent.  Subject to the preceding sentence, capital additions that are in process at the time of the closing of the Transmission Sale will be valued at the investment made as of the closing date.

         (2)      To add the net book value of any spare parts and similar current items to the extent included in the Purchased Assets;

         (3)      To subtract the post-December 31, 2000 depreciation of the Purchased Assets;

         (4)      To subtract the book value of any Purchased Assets existing as of December 31, 2000 that are sold after that date, provided that if such assets are not sold in the ordinary course of business and not replaced by assets intended as equivalent replacements, the amount subtracted shall be 2.3 times the book value of the sold assets; and

         (5)      To add or subtract for such additional items as the Parties may agree upon.

Items such as rent, insurance, taxes and the like that are customarily pro-rated for partial periods will be pro-rated at the closing.  For purposes of this MOU, references to the "gain on sale" of the Transmission Sale shall mean proceeds of sale minus transaction costs paid or to be paid by SCE (other than those set forth in
Section 9), transfer taxes payable by SCE, net book value of the Purchased Assets (including undepreciated capital additions as set forth above), and the recapture or recovery by tax authorities of approximately $63 million of accelerated depreciation or similar tax benefits previously flowed through to ratepayers (grossed up for taxes payable on the recovery of such benefits in accordance with past ratemaking practices).

(d)      Use of Proceeds

         Proceeds from the Transmission Sale (including the back-up transaction referred to in paragraph (f)
below) representing the net book value of the assets transferred at the closing (based on SCE's recorded amounts)
will be used to reduce debt and equity (including through dividends, to the extent permitted by the California
Corporations Code and consistent with SCE's authorized capital structure).  The proceeds representing the gain on sale will be applied to recover SCE's "net undercollected amount," as described in Section 9 of this MOU, and accordingly will be applied to payments due for the procurement of power that are included in, and indebtedness
(including interest thereon and refinancings thereof) incurred by SCE to finance, the net undercollected amount, including any securitization of such indebtedness.

(e)      Closing Conditions

         In addition to any other conditions described in this MOU, closing of the Transmission Sale transaction will be subject to other mutually agreed upon conditions, including receipt of all necessary approvals, without unreasonable conditions materially adverse to either party, from FERC, the ISO and SCE's Indenture Trustee, if required.  It is contemplated that, regarding the sale of the Purchased Assets to the Purchaser and the other actions to be implemented contractually pursuant to this MOU, the legislative authorization will dispense with
CEQA compliance.  It is also contemplated that, regarding the sale of the Purchased Assets to the Purchaser, the legislation will dispense with approvals by the CPUC.  Such legislation will also authorize the CDWR (or such other agency) and the Purchaser to enter into the transactions as contemplated hereby.  The closing will also be conditioned upon the absence of any injunction, restraining order or other order restraining or prohibiting the consummation of the transactions contemplated in this MOU, and the absence of any suit by the Federal Government seeking to restrain or prohibit the consummation of the transactions contemplated in this MOU.

         SCE will be required to deliver assets and rights sufficient for the Purchaser to acquire a functional transmission system capable of providing transmission services of the type that it has in the past, with sufficient rights to repair and upgrade the transmission system and to operate it efficiently and effectively.
Subject to the foregoing, the Parties intend that a failure to obtain a necessary consent or approval to transfer that relates to only a portion of the Purchased Assets, after the Parties have used commercially reasonable efforts to do so, or a third party's exercise of a right of first refusal, will not result in a failure of closing conditions so long as the Purchaser obtains substantially the same benefits of the contemplated bargain as described below.  In the event such a consent or approval is not received in a timely manner, the Parties will work in good faith to provide substantially the same benefits of the contemplated bargain to each of them through contractual and other means not involving an actual transfer that is subject to such consent or approval.
Without limitation, the benefits of the contemplated bargain include, in the case of the Purchaser, the ability of the Purchaser to have upgrades and improvements made to the transmission system intended to be purchased by the Purchaser hereunder, without any material limitation.  If the Parties are unable to provide substantially the same benefits of the contemplated bargain through contractual and other means (but in all events subject to the condition that the assets and rights to be acquired by the Purchaser must be sufficient for the Purchaser to acquire a functional transmission system capable of providing transmission services of the type that it has in the past, with sufficient rights to repair and upgrade the transmission system and to operate it efficiently and effectively), then the portion of the Purchased Assets in question will not be transferred, and there will be an equitable adjustment in the purchase price.  In the event of any such exclusion of assets and equitable adjustment of price, SCE shall nonetheless cooperate with the Purchaser after the closing in order to enable upgrades and improvements to be made to that portion of the Purchased Assets that are not transferred.

         (f) Back-Up Transaction

         If the Transmission Sale fails to close within 24 months (subject to extension by one party if the failure to close is due to the breach of the other party) of the execution of the Purchase and Sale Agreement for a "Qualified Triggering Reason" (as defined below), then SCE shall offer to sell to CDWR or its designated
Purchaser (i) its hydroelectric assets and, if such assets do not produce a gain on sale substantially equivalent to the gain expected from the Transmission Sale, (ii) such rights, over a reasonable period of time, to the output of SCE's interests in generating plants (including its interests in Four Corners, SONGS, PVNGS and Mohave if then operated) after 2010 on terms and conditions that result in a value to CDWR determined on a net present value basis at the time of the consummation of the sale of the hydroelectric assets, reasonably equal to the difference between the gain expected from the Transmission Sale and the gain expected from the sale of the hydroelectric assets.  If CDWR or such Purchaser so elects to purchase such assets, then the Parties will promptly negotiate in good faith a definitive sale agreement respecting such assets that shall contain terms comparable to the terms of the Transmission Sale.  Upon execution of an agreement in respect of the alternative assets, the Purchase and Sale Agreement for the Transmission Sale will be cancelled and the references herein to the "Purchase and Sale Agreement" shall mean the definitive sale agreement for such alternative assets, and to the "Purchased Assets" shall mean the alternative assets purchased in such sale, mutatis mutandis.

         A Qualified Triggering Reason will be defined in the Purchase and Sale Agreement for the Transmission
Sale consistent with the following: Failure to close for any reason other than (x) a breach or default by the
Purchaser causing the failure to close, or (y) other reasons mutually agreed upon in the Definitive Agreements, it being understood that it is the intent of the Parties that (i) breaches of the Purchase and Sale Agreement by either Party that are compensable in damages or are immaterial will not provide a basis for the other Party's failure to close (provided that, in the case of Purchaser, upon closing Purchaser would obtain the benefits of the contemplated bargain as described above) and (ii) the Purchaser's or SCE's failure to close because a regulatory authority or the ISO reasonably conditions its approval of the Transmission Sale shall not constitute a Qualified Triggering Reason.

5.       Sunrise Project

         An EIX company will commit by contract - for a term of not less than 10 years - the entire output of the
Sunrise power project (the "Sunrise Project") to CDWR or its designee under cost-of-service based rates on terms and conditions to be set forth in a Definitive Agreement that incorporates the terms hereof (the "Sunrise
Agreement").  The EIX company will continue to use all commercially reasonable efforts to place Phase I of the
Sunrise Project in service before the end of the Summer, 2001.  Cost-of-service based rates shall be determined on the basis of a 50/50 debt to equity leverage, permanent financing at the Phase II commercial operations date, an assumed long-term interest rate of 9.0%, an 11.6% return on equity, a useful life of the facility of 30 years and a value at the end of the contract term equal to book value less undepreciated acceleration costs to bring
Phase I online by Summer 2001.  The fuel cost shall be passed through to CDWR, with a right of CDWR to supply its own fuel, provided CDWR gives the notice to be specified in the Sunrise Agreement.  All other prices shall be fixed in the Sunrise Agreement.  The capacity price, based on capital cost estimates for the Sunrise Project as of the signing of this MOU, would be $120/kW-yr for Phase I and $176/kW-yr for Phase II.  The final capacity price will be based upon final costs incurred for the Project, which costs shall be subject to audit verification by CDWR.  If the actual costs would result in a lower capacity price, the final price to CDWR shall be that lower capacity price.  If the actual costs would result in a higher capacity price, CDWR and the EIX company shall share the increased costs on a 50/50 basis and the capacity price on Phase II shall be increased accordingly.
The price for variable O&M, other than fuel costs, shall be fixed at $3.00/MW H for the term of the Sunrise
Agreement.  In addition to the above variable O&M payment, CDWR shall be responsible for start up payments per start for each normal start up in excess of 100 normal start ups per contract year in accordance with the following schedule:  101-135 starts at a cost of $300/start, 136-150 starts at a cost of $5,000/start, over 150 starts at a cost of $14,000/start.  The Sunrise Agreement shall provide CDWR with the standard rights of dispatch for this type of arrangement.  The Phase I capacity charge is based on a limitation of the hours of operation as specified in the latest term sheet provided by the EIX company to CDWR prior to the date of this MOU based upon emission credits which the EIX company has obtained for the Project.  Any increase in the hours of operation that
CDWR may request would reflect increased costs for additional emission credits which would be reflected in an increase in the capacity charge to be agreed to by the Parties.  In the event that this MOU terminates, the foregoing agreement for the Sunrise project would be withdrawn and subject to new discussions between the parties.  Notwithstanding the foregoing, the Sunrise Agreement shall provide that if the Sunrise Project is not placed in service on or before August 15, 2001 subject to extension for a force majeure event outside of the control of the EIX company, the EIX company party thereto will credit the amount of $2,000,000 against the first
$2,000,000 in billings the CDWR would otherwise be required to pay the EIX company under the Sunrise Agreement.

6.         Conservation Property

          Pursuant to the Definitive Agreements, SCE will convey perpetual protective conservation easements to approximately 20,600 acres of its Big Creek hydroelectric related lands and approximately 825 acres of its
Eastern Sierra hydroelectric related lands to a trust for the benefit of the State of California, which trust will serve as the interim holder of these interests while disposition and management plans therefore are developed as described below.  The easements will restrict public agency access over lands included in FERC licensed areas to limited purposes consistent and that do not interfere with utility uses over such property.

         The purpose of these conveyances will be to ensure the long-term conservation of these lands for their public interest value for the people of the State of California, including fish, wildlife, and other ecological purposes; human recreation; preservation of open space and cultural resources; and for protection of water quality and watershed functions.  Accordingly, the trust conveyances will restrict future development over such lands in perpetuity, subject to the following:  (i) existing non-utility uses based on current levels of activity shall be permitted for a period equal to the longer of 5 years or the remaining term set forth in existing leases, licenses, permits or other applicable agreements; (ii) existing utility uses (i.e., ownership and operation of any existing hydroelectric plants located on said lands and related improvements, including, in connection therewith, the maintenance, repair, replacement and installation of public utility infrastructure, such as water and sewer pipelines, and electric and telecommunications lines for existing utility uses) based on current levels of activity shall in all events be permitted for as long as the same continue; (iii) expansion of hydroelectric facilities currently located on said lands shall be permitted, but only with the approval of the state and federal agencies with jurisdiction over any such expansion; (iv) SCE's current timber harvesting, logging or similar activities shall be subject to modification based on the approved management and disposition plans referred to below; and (v) the maintenance, repair, replacement and installation of public utility infrastructure, such as water and sewer pipelines, and electric and telecommunications lines for non-utility and other uses to the extent permitted pursuant to the management and disposition plan.  SCE will indemnify the trust, the State and any successor-in-interest against environmental liability associated with these lands, only to the extent attributable to SCE's own negligent or willful acts.

         The Definitive Agreements will provide that during the period the trust holds these interests, the
Wildlife Conservation Board or another state agency whose primary mission includes the above purposes to be identified in the Definitive Agreements will develop, with input from SCE, local governments, federal agencies and other stakeholders, disposition and management plans for each of the conservation easements conveyed by SCE, through a property-specific process in which public input shall be obtained.  All such disposition plans will be subject to the reservations contained in the easement grant, as specified above.  The plans will analyze each property's natural resource, recreational, and economic use value to the people of the State of California and to the local community, subject to protection for existing uses and potential expansions of hydroelectric activities as set forth above, and determine the appropriate interests in the various lands to be transferred to the State or applicable agencies thereof (or, where appropriate, the U.S. Forest Service, or other applicable federal agencies, local governmental agencies or, after consultation with and subject to the approval of SCE, non-governmental conservation organizations or other third parties specified in Civil Code Section 815.3) to preserve these values.  As part of this process, the trust may request of SCE that it convey a fee interest in specific properties, and SCE will consider any such request in good faith on the basis of the specific justifications therefore and the necessity thereof in light of the existence of the conservation easement, provided that any such conveyance will be subject to an easement back to SCE in form and substance reasonably satisfactory to it to protect its interests, and no fee ownership request will relate to lands covering existing hydroelectric facilities and related uses as well as reasonable expansions thereof.

         It is anticipated that these disposition and management plans will be completed within 18 months after the conveyances of the easements to the trust (subject to compliance with applicable laws), and dispositions of the property or interests therein to the State or applicable agencies thereof, to the U.S. Forest Service or other applicable federal agencies, to local governmental agencies, or, after consultation with and subject to the approval of SCE, non-governmental conservation organizations or other third parties specified in Civil Code
Section 815.3, will occur once such individual plans are finalized.

         The formal terms of the trust arrangement will be negotiated between the designated State agency and SCE as part of the Definitive Agreements on the basis of the principles enumerated above. Except as provided in the
Definitive Agreements, SCE will continue to pay all expenses associated with the properties over which it has fee title, including property taxes, and will receive all income generated from these properties.

7.       BFMs; Emission Credits; Claims Against Third Parties

          Upon execution of the Definitive Agreements, SCE will relinquish all claims against the State for commandeering SCE's block forward market contracts ("BFMs") purchased through the California Power Exchange
("PX"), and in connection therewith, CDWR will assume SCE's liabilities in respect of any claims arising on or after February 2, 2001 or relating to the collateral value of the BFMs after such date brought by the PX and/or
PX Participants related to the BFMs.

         The Definitive Agreements shall obligate SCE, subject to pertinent regulatory approvals, to sell certain mutually agreed upon emission credits related to its previously sold generating stations, with the proceeds of such sale to be for the benefit of ratepayers, or, alternatively, SCE shall, subject to pertinent regulatory approvals, convey such credits to the State's Mitigation Bank for no additional consideration.

         In connection with the Definitive Agreements, the parties will negotiate concerning their mutual cooperation and coordination with respect to pursuing potential claims against third-party generators, and such
Definitive Agreements may contain provisions for the assignment of such claims from SCE to the State or its agencies at times and upon terms to be mutually agreed upon.  To the extent SCE at any time after execution of this MOU realizes a discount or credit in connection with the payment of any obligation included in the undercollection amount described in Section 9 of this MOU, the amount of such discount or credit shall be applied to the benefit of ratepayers in a manner to be more fully set forth in the Definitive Agreements.

8.       Tax Payments

         To the extent not previously refunded by EIX after January 1, 2001, EIX will, following its filing of a final federal income tax return for the year 2000, refund to SCE its year 2000 estimated quarterly tax payments
(approximately $293 million), and will fund an additional payment to SCE equal to the federal loss carryback
(currently estimated at approximately $127 million) that SCE would have had if it were not part of EIX's consolidated group of taxpayers; provided that in no event will refunds from EIX to SCE attributable to tax year
2000 aggregate less than $400 million.

9.       Net Undercollected Amount

         For the purposes of this MOU, the "net undercollected amount" shall be computed as set forth in the remainder of this paragraph.  For the purposes of this calculation, SCE's TCBA and Transition Revenue Account
("TRA") as of January 31, 2001 will not be combined.  The balance in SCE's TCBA as of January 31, 2001 (adjusted
(a) to exclude any amortization and depreciation for presently owned generating facilities, together with their associated regulatory receivable or payable for taxes that has occurred since December 31, 2000, which shall be recovered as provided in Section 3 of this MOU, (b) to include the associated Generation Memorandum Accounts, and
(c) to exclude any entries with corresponding entries in the Generation Asset Balancing Account) will be applied to reduce the January 31, 2001 TRA balance (adjusted to remove amounts representing potential payments to CDWR or the ISO for the period January 18 to 31, 2001 which are part of the procurement obligations which are being assumed by CDWR pursuant to Section 10), resulting in a "net undercollected amount."  The net undercollected amount (i) will include retail generation revenues in respect of power delivered in January 2001 received in
February 2001 and thereafter (until the end of the last full calendar month preceding the execution of the
Definitive Agreements), (ii) will exclude accrued QF costs as of January 31, 2001 not yet actually due and payable as of that date (it being acknowledged that, notwithstanding the January 2001 cost recovery mechanism in
Section 3, SCE will be entitled to recover these accrued QF costs in a timely manner in rates going forward),
(iii) will exclude ISO charges (including imbalance energy charges) assumed by the CDWR, as set forth in Section
10, and (iv) will include CDWR charges on account of certain QF's not delivering power to SCE, set forth in
Section 10 of this MOU and SCE's cost obligations described in Section 15 of this MOU.  Subject to the foregoing, the size of the net undercollected amount as computed under this paragraph will be subject to verification of recorded amounts and any resulting adjustments by the CPUC, within 60 days of the passage of the legislation referred to below.  The net undercollected amount will be deemed to equal the amount submitted by SCE if the CPUC does not complete the verification process (and any adjustments resulting therefrom) within the 60-day period.
The net undercollected amount and the costs reflected therein will not be subject to review by the CPUC or any other legislative, administrative or judicial body for reasonableness.  SCE estimates that the net undercollected amount, as of January 31, 2001 was approximately $3.5 billion.

         Legislation will direct the CPUC to establish an initial nonbypassable dedicated rate component
(including recovery of associated franchise fees and uncollectibles) intended to be securitized, subject to the terms hereof, as soon as practicable after the establishment thereof.  Such dedicated rate component will enable
SCE to recover (i) the full net undercollected amount less the expected gain on the Transmission Sale described in Sections 4(c) and 4(d) above; (ii) the discounted net present value of interest on the expected gain on the
Transmission Sale for a period commencing on the date of the consummation of the securitization of the Initial
Dedicated Rate Component as described below and ending two years after the date of the execution of the Purchase and Sale Agreement; and (iii) interest on obligations included in the undercollection or interim financing thereof during such period from January 31, 2001 until the securitization transaction covering (i), (ii) and
(iii) is consummated, based on an effective interest rate to be mutually agreed to and set forth in the
Definitive Agreements, net of interest earned by SCE on its balances of cash, cash equivalents and other liquid assets, if any, during such period in excess of its normal cash balances.  Such dedicated rate component is referred to herein as the "First Dedicated Rate Component."  SCE's actual borrowing costs are referred to herein as "SCE's interest cost."  As indicated above, the amount of interest described in clause (ii) will be appropriately discounted to reflect SCE's receipt of such amount in the securitization transaction before
interest on the expected gain on the Transmission Sale would actually accrue.   SCE's interest cost shall be
addressed as provided in this paragraph and, subject to the consummation of the financings and securitizations contemplated hereby, shall not be recoverable in rates (other than through the dedicated rate component described above), except that any difference between the amount of interest securitized by SCE pursuant to clause (ii)

above and the actual net amount of interest incurred by SCE with respect to financing of a portion of the undercollection equal to the expected gain on the Transmission Sale from the date of the consummation of the securitization of the Initial Dedicated Rate Component until the earlier of two years after the date of the execution of the Purchase and Sale Agreement or the consummation of the Transmission Sale (based on a rate to be mutually agreed to and set forth in the Definitive Agreements) shall be recovered by or paid by SCE from or to its ratepayers.

         Legislation will further direct the CPUC to establish a second nonbypassable dedicated rate component
(including recovery of associated franchise fees and uncollectibles) that enables SCE to recover the expected gain on the Transmission Sale as described in Section 4(c) and 4(d) above, subject to the provisions set forth below.  This dedicated rate component is referred to herein as the "Second Dedicated Rate Component."  The Second
Dedicated Rate Component is intended to provide a source to secure bridge financing of the expected gain on the
Transmission Sale.  It shall not appear in rates for two years after the execution of the Purchase and Sale
Agreement and shall be made subject to the Transmission Sale not closing before such time.  The Second Dedicated
Rate Component would not be eligible to be securitized through a public offering of debt securities by a special purpose entity until it is eligible to appear in rates as provided above, but may be used to secure or facilitate bridge financing prior to such time.  However, the Second Dedicated Rate Component will have the benefit of a financing order of the kind described in Article 5.5 of the Public Utilities Code or order or action having equivalent effect, and shall be effective no later than the effectiveness of the financing order or its equivalent for the First Dedicated Rate Component.  If the actual gain on the Transmission Sale exceeds the estimated amount, then the difference shall be refunded to SCE's customers; if the actual gain on the
Transmission Sale is less than the estimated amount, then the deficiency will be recovered from SCE's customers in retail rates over the term of the securitization period.  Likewise, if there are other elements (other than interest, which is covered in the preceding paragraph) included in the amount securitized which are based upon contingencies related to the consummation of the Transmission Sale (such as, for example, estimates of closing costs), there shall be adjustments (to be refunded to or recovered from SCE's customers) if the actual amounts are less than or greater than the estimated amounts.  In addition, if any amount paid to SCE from the proceeds of the initial securitization is intended to cover costs other than procurement costs (such as interest or closing costs), SCE shall maintain such amounts in one or more segregated accounts and use the amounts therein solely for the purposes for which they were paid.  Further, the Definitive Agreements shall provide for appropriate adjustments upon the Transmission Sale in the event that the Second Dedicated Rate Component has commenced but the Transmission Sale has not yet occurred.

         The dedicated rate components will be used solely to recover the net undercollected amount, together with (a) reasonable costs incurred by SCE associated with any financing of such amount (including any reasonable hedging costs incurred by SCE in a reasonable hedging transaction approved by the Department of Finance to hedge
SCE's interest rate risk if the interest rate provided for in the financing order or equivalent is a fixed or determined rate) and (b) costs incurred or anticipated to be incurred by the State and the CDWR in connection with this MOU, the Transmission Sale, or the securitization, as more fully described in Section 15.  The terms of any securitization transaction will be subject to the approval of the Director of the State Department of
Finance, which approval shall not be unreasonably withheld or delayed.  The net undercollected amount will be amortized over a period of not less than 15 years unless placement of securities with such a maturity is not reasonably practical, in which case a shorter maturity shall be authorized by the Department of Finance.

         The legislation will further contain provisions that are the same as Article 5.5 of the Public Utilities
Code, mutatis mutandis, and that are designed to facilitate the securitizing of the First and Second Dedicated
Rate Components, with such changes thereto as may be agreed upon by the Parties as necessary to effectuate the foregoing provisions.

         Amounts financed through such dedicated rate component(s) will not be regarded as long-term debt for purposes of determining the utility's authorized capital structure.  Any tax benefits resulting from the timing difference between the incurrence of procurement costs and the recovery thereof through the financing contemplated in this Section 9 will be used to benefit retail customers.  The amount of benefit resulting from any such tax timing difference during each applicable period will be determined by using a rate of return equal to the weighted average yield applicable to the securities issued in such financing.

10.      Procurement Obligations

         Either through legislation and/or through a contract between SCE and CDWR (which, if in the form of a contract, shall be a Definitive Agreement), the following will be effected:

o        Through December 31, 2002, CDWR will assume the entire responsibility for procuring the full net short needs of retail customers within the SCE service area (i.e., the electricity needed to meet
         SCE's load that is not met by the generation resources owned or under contract to SCE as of
         January 18, 2001, plus any additions thereafter).  CDWR shall also assume responsibility for ancillary services (other than regulation, except to the extent the parties agree pursuant to the next paragraph) associated with CDWR import energy purchases and responsibility for the cost of Reliability Must Run contracts from January 18, 2001.  In addition, CDWR will also assume responsibility for ISO charges to SCE for the energy cost component of energy purchased by the ISO since January 18, 2001, to meet the net short requirements in SCE's service area
         (such energy cost component shall not include charges for underscheduling, capacity charges, ancillary services or PX or similar chargebacks, except to the extent the parties agree pursuant to the next paragraph).

o        It is the intent of both SCE and CDWR that the overall costs to SCE's retail customers be minimized, and accordingly SCE and CDWR agree that SCE's operation of URG and CDWR's net short procurement should be coordinated.  SCE and CDWR will negotiate a mutually-agreeable operational protocol which will address the use of URG for self-scheduling of ancillary services, and will allocate responsibility for procurement and costs of ancillary services.  In addition, the operational protocol will allocate cost responsibility for any ISO underscheduling penalties based upon
          SCE's good faith forecast of the net-short and CDWR's activities to procure sufficient quantities to meet SCE's forecast.  SCE shall be entitled to collect revenues through its retail rates sufficient to cover the costs of any ancillary services it is responsible for on a timely basis.

o        SCE will cooperate with CDWR to achieve operational efficiencies for bundled service customers; and

o        SCE power purchases, and, until it is creditworthy, utilization of URG, to meet its obligations under interutility contracts will be allowed with an offset for the net proceeds of any sale of power.

         CDWR desires to be relieved of its obligation to provide for the net short needs of SCE's retail customers, and SCE agrees to resume procurement of the full net short needs and electric requirements for retail customers within the SCE service area after 2002.  In addition, after 2002, CDWR may at least assign to SCE the administration of any of CDWR's outstanding procurement contracts.  The Parties will work together to minimize the burden on CDWR, without imposing direct or indirect financial risks on SCE for those contracts.  The Parties recognize that legislation may be needed to achieve this result.

         Given the magnitude of the net short and SCE's current financial condition, the practical ability of SCE to resume such procurement responsibility after 2002, and to relieve CDWR of such burden, will depend in substantial part upon prompt restoration of SCE's creditworthiness and its ability to recover such procurement costs in rates on a timely basis.  Accordingly, the CPUC Implementing Decisions will include confirmation of
SCE's entitlement to recover its reasonable procurement costs on a timely basis and establish procedures (which may include one or more balancing accounts and trigger mechanisms) designed to ensure that any undercollection or overcollection of procurement costs will be reconciled in a timely manner and any undercollection will be able to be financed on reasonable terms consistent with SCE being an investment grade credit, and mechanisms to mitigate the potential risks of retrospective reasonableness review of procurement practices, including the development of a framework and criteria for procurement practices, the submission of an annual procurement plan, and the prompt approval or disapproval of contracts (the "Procurement Cost Recovery Mechanism").

         In addition, subject to execution of the Definitive Agreements and adoption of legislation necessary to implement this MOU, SCE shall cooperate with CDWR in the implementation of AB 1X, including provision by SCE of such information as CDWR may reasonably require in connection with the financing of its power purchase program.
SCE and CDWR shall also execute a mutually approved servicing agreement (which shall not be treated as a
Definitive Agreement hereunder) relating to the distribution, billing and collection of CDWR power for customers in SCE's service area.

         Upon the securitization of the First Dedicated Rate Component referred to in Section 9 hereof, SCE shall pay CDWR an amount to be agreed upon representing those costs incurred by CDWR in covering that portion of the net short from January 18, 2001 through April 7, 2001 which is attributable to certain QF's not delivering power to SCE, it being agreed that such payments to CDWR shall be added to the net undercollected amount referred to herein and shall not be construed as any admission by SCE.

         The Parties agree to discuss in good faith the terms pursuant to which SCE, as agent and not as principal, would be willing to assist CDWR in the management of its power purchase contracts, on terms to be resolved in a subsequent agreement.  Such subsequent agreement shall not be considered a "Definitive Agreement"
as defined herein.

11.      Investment Recovery

         One of the goals of the Plan is for SCE to be an investment grade credit.  The Parties recognize that the creditworthiness and health of SCE, and the ability of SCE to finance infrastructure improvements, require greater certainty in respect of SCE's ability to earn a fair return on invested capital.  Accordingly, new legislation will provide that SCE's authorized return on equity may not be reduced by the CPUC below its current
11.6% before December 31, 2010, and that prior to such date, the CPUC will not establish a ratemaking capital structure for SCE with different proportions of common equity or preferred equity to debt than that set forth in current authorizations.

12.      Capital Commitment by EIX; "First Priority" Condition

         Pursuant to the Definitive Agreements, EIX and SCE shall commit to make capital investments in SCE's regulated businesses of at least $3 billion through 2006, or such lesser amount as the CPUC may approve, with the equity component thereof funded from utility retained earnings or, if insufficient, from EIX equity investment, provided that SCE will receive a return of and on equity in retail rates as provided in Section 11 hereof.

         The CPUC Implementing Decisions will include a clarification that the "first priority" condition in the decision authorizing the formation of a holding company for SCE (D. 88-01-063, Condition 12) refers to equity investment, not working capital for operating costs.

13.      Additional CPUC Implementing Decisions

         In addition to the URG Cost Recovery Mechanism, the Procurement Cost Recovery Mechanism, and the other provisions of this MOU that are contemplated to be implemented through CPUC Implementing Decisions, the CPUC
Implementing Decisions shall include:

o        Orders resolving the responsibility of SCE to provide credits to direct access customers in respect of electricity deliveries after December 31, 2000 in respects which do not result in any material financial detriment to SCE; and

o        A favorable determination by the CPUC in response to a request to be submitted by SCE that SCE's 2002
         Utility Distribution Company's GRC will be deferred to test-year 2003.

14.      Litigation Settlement

         As part of the implementation steps, the Parties to the federal lawsuit either will enter into a stipulated judgment resolving the federal lawsuit by abandonment of SCE's claims and reflecting those terms of this MOU that have not been secured either by entering into a Definitive Agreement, by CPUC action or by legislation, or, if reasonably acceptable at the time to SCE, will enter into a dismissal, with prejudice, of those claims.  The claims to be abandoned or dismissed by SCE as part of the settlement of the Federal litigation will include, without limitation:

o        any claim SCE may have or could have had against the State of California or any agency, department  or subdivision thereof, the Federal Government, or the CPUC for takings or under the filed rate doctrine arising from or related to the facts asserted in such litigation; and

o        any claims challenging actions taken by the CPUC prior to execution of the last executed Definitive
         Agreement to implement AB 1X and 6X, including, without limitation, any determinations by the
         CPUC, State of California or any agency, department  or subdivision thereof of the California
         Procurement Adjustment or the Fixed Department of Water Resources Set Aside.

In addition as part of the Definitive Agreements, the parties thereto will negotiate in good faith releases of certain other claims.  The judgment or dismissal will be filed promptly following passage of all legislation, execution of the Definitive Agreements and issuance of the financing order or equivalent for the securitizations of the First and Second Dedicated Rate Components.

15.      Implementation Principles

         The MOU signifies the intention of the Parties to act in good faith to sponsor and support legislation effecting elements of the Plan to be implemented by legislation and to act in good faith to negotiate final agreements for those elements of the Plan that are to be implemented by contract.  As part of such intention, each Party will allow for reasonable due diligence by the other Party, and SCE will not seek to sell, encumber or otherwise dispose of the transmission assets to any other person or entity or submit any application in respect of the same to the CPUC or FERC.  This MOU shall be terminable by either Party upon written notice to the other in the event that such legislation is not passed and the Definitive Agreements are not executed by August 15,
2001 unless the Parties otherwise agree.  This MOU shall also be terminable in the event that any of the following (each, a "Material Adverse Change") occurs: (a) in the event any law is passed, adopted or repealed or regulatory action taken which, in the good faith judgment of such Party, would materially impede or frustrate the ability of the Parties to effectuate all of the elements of the Plan as a package; (b) as set forth above, in the event that all of the actions and approvals expressly characterized herein as "CPUC Implementing Decisions" have not been taken or adopted on or before sixty (60) days after the date this MOU is signed by all Parties; (c) in the event of the adoption of or any change in any applicable rule, regulation or order which would have a material adverse effect on any Party or which, in the case of SCE, would include the failure on the part of the
CPUC, following a motion therefor filed on behalf of SCE (i) to extend SCE's existing non-generation Performance

Based Ratemaking and cost of capital mechanisms until SCE's new GRC is implemented; (ii) to terminate the
Accelerated Cost Recovery and Reduced Cost Recovery ("ACRA/RCRA") mechanisms; (iii) to permit the amortization of the RCRA reserve, in accordance with prior CPUC decisions; (d) in the event that any material penalty is imposed by the CPUC in respect of the relationship between SCE and EIX prior to the date hereof, including without limitation any of the matters raised in Order Instituting Investigation 01-04-002 or (e) in the event any bankruptcy proceeding in respect of any Party is commenced.  In the event of termination of this MOU or any failure of the Definitive Agreements to be executed or become effective, there shall be no liability for damages or otherwise on the part of a Party to another under or by reason of this MOU or any discussions, negotiations or conduct pertaining to this MOU or by reason of the failure of the transactions contemplated hereby or thereby to be consummated.

         Inasmuch as each element of the Plan is part of an integrated package, the effectuation of each will depend upon effectuation of the others.  In particular:

                  (i)      Execution of the Definitive Agreements will be subject to final passage and effectiveness of legislation implementing all elements of the Plan that are required to be legislatively implemented and the adoption of the CPUC Implementing Decisions.  The Parties recognize that, as part of the Definitive Agreements, mutually acceptable provisions shall be made with respect to liabilities for
         PX chargebacks and ISO underscheduling charges.

                  (ii)     Any financing order implementing the dedicated rate component(s) will be subject to execution of the Definitive Agreements by the parties thereto, and the consummation of the effectiveness of the Definitive Agreements shall be conditioned upon the existence of financing orders or their equivalent establishing irrevocable dedicated rate components for the "net undercollected amount"
         referred to in Section 9.

                  (iii)    Each Definitive Agreement will be subject to the Parties' execution of the other
         Definitive Agreements; provided that: (A) the Sunrise Agreement may be signed prior to the date the other agreements are signed; (B) EIX may thereafter terminate the Sunrise Agreement if the other
         Definitive Agreements are not executed when otherwise required by this MOU; and (C) the EIX company shall be excused from performance under the Sunrise Agreement in the event that, after the execution of the Definitive Agreements, either (I) any legislation is enacted or any rule, regulation or order is adopted by the CPUC which would have the effect of overturning, in respects materially adverse to SCE, those CPUC Implementing Decisions which were adopted prior to the execution of the Definitive Agreements or (II) any Material Adverse Change referred to in clause (d) of the definition thereof occurs.

                  (iv)     Execution of each Definitive Agreement called for by the Plan and dismissal or other resolution of the litigation referred to in Section 14 will be subject to there having been no Material
         Adverse Change and no commencement of any bankruptcy or similar proceeding to which any party hereto is subject.

         Implementation of the Plan will be further subject to the following:

                  (a)      Absence of any injunction, restraining order or other order restraining or prohibiting the consummation of the transactions contemplated in this MOU, and the absence of any suit by the
         Federal Government seeking to restrain or prohibit the consummation of the transactions contemplated in this MOU.

                  (b)      Receipt by each of the Parties upon or prior to execution of the Definitive Agreements of such opinions of their financial advisors as they deem reasonably necessary.

         Provided the Definitive Agreements are entered into, SCE will pay all of the reasonable costs and expenses incurred by the State directly in connection with the negotiation or effectuation of this MOU and the
Definitive Agreements, including legal fees, fees of financial advisors and accountants and expenses of its representatives, whether or not the transactions contemplated by this MOU are consummated, subject to the following:

o        SCE's obligations will only be for transaction costs identified to transactions with SCE (not including, for example, costs associated with State financing of its obligations or the conservation advertising program);

o        SCE's will not be obligated for State costs in excess of an amount to be agreed upon based on an estimate provided by the State in connection with the execution of the Definitive Agreements.
          All such costs shall be subject to audit verification; and

o        SCE recovers such expenses through the securitization of the First Dedicated Rate Component described in
         Section 9 of this MOU (in addition to the net undercollected amount) or if such securitization does not occur, in retail rates.

16.      Next Steps

         Subject to the provisions of Section 15, the Parties will act in good faith to implement this MOU and effectuate the Plan as quickly as reasonably practicable.  In this regard, the Governor will submit to the State
Legislature, after review and comment by SCE, a comprehensive legislative package setting forth the legislative elements of the Plan.  The Parties will then proceed diligently and in good faith to attempt to have the necessary legislation adopted, and will negotiate in good faith in an attempt to execute the Definitive
Agreements, by August 15, 2001.

         While time is of the essence of this MOU, failure to satisfy the calendar set forth in the preceding paragraph will not result in a termination of this MOU, if the Parties are continuing to proceed diligently and in good faith to achieve its implementation.  Failure of all implementing legislation to be adopted and effective and Definitive Agreements to be signed on or before December 31, 2001, will entitle any Party thereafter to terminate this MOU upon notice to the other Parties.

17.      Signatures

         This MOU may be executed in counterparts and via facsimile.  The individuals executing this MOU represent that they are authorized to sign on behalf of the Parties they represent, it being understood, however, that the execution of this MOU by representatives of SCE and EIX is following the approval of this MOU by the
Board of Directors of each such entity.

         IN WITNESS WHEREOF, the undersigned have executed this Memorandum of Understanding as of the day and year first above written.

SOUTHERN CALIFORNIA EDISON COMPANY,
a California corporation

By:      Stephen E. Frank
Name:    Stephen E. Frank
Title:   Chairman of the Board, President and CEO

EDISON INTERNATIONAL, INC.,
a California corporation

By:      John E. Bryson
Name:    John E. Bryson
Title:   Chairman of the Board, President and CEO

CALIFORNIA DEPARTMENT OF WATER RESOURCES

By:      Thomas M. Hannigan
Name:    Thomas M. Hannigan
Title:   Director